Exhibit 10.147

October 12, 2007

W. Bradford Middlekauff

c/o Medarex, Inc.

707 State Road

Princeton, NJ 08540

Dear Brad:

This letter agreement (the “Separation Letter”) is a follow-up to the notice of non-renewal provided to you by Medarex, Inc. (the “Company”) on October 4, 2007 (the “Notice”).  It modifies the Notice and sets forth our understanding regarding the terms of your continued employment with the Company.

1.                                      Term.  As stated in the Notice, the Company is not renewing the term of your employment pursuant to the Employment Agreement dated January 5, 2004 (the “Agreement”) beyond its expiration on January 4, 2008.  As discussed, however, the Company and you have agreed to an extended term of employment beyond such date from January 5, 2008 through April 30, 2008 or an earlier date as mutually agreed by you and the Company (the “Extended Term”).  The terms of the Agreement will not apply to the Extended Term, except as expressly stated herein.

2.                                      Duties.  Between the date of this Separation Letter and the date that a new executive assumes duties as  the Company’s General Counsel and Secretary, but in no event later than January 4, 2008 (such earlier date or January 4, 2008, as applicable, the “Transition Date”), you will continue to serve as the Company’s Senior Vice President, General Counsel and Secretary subject to the terms of the Agreement.  In no event will the Transition Date be earlier than November 15, 2007.  On the Transition Date, you will step down as the Company’s General Counsel and Secretary and commence service as the Company’s Senior Vice President, Strategic Planning.  In this full-time exempt position, you will be responsible for coordinating the planning process resulting in a written strategic plan for the Company, transitioning your duties and knowledge to your successor, and assisting on such other projects as determined by the Company’s Chief Executive Officer or the Board of Directors.

3.                                      Other Terms and Conditions.

a.             All other terms and conditions of the Agreement will continue unchanged through its expiration on January 4, 2008, except the timing of the payments and benefits provided by Section 6.A.(1) thereof, which shall be modified as set forth below.  You acknowledge and agree that neither the changes set forth in paragraph 2 above to the terms of the Agreement and your employment nor any other provision in this Separation Letter constitutes “good reason” for resignation under the Agreement.

b.             During the Extended Term, the Company shall pay you a salary of $385,000 per annum, in bi-weekly installments, and you shall be eligible to participate in such standard employee benefit programs as the Company shall maintain from time to time for the benefit of its executive officers, including vacation benefits.  In addition, your existing stock options shall continue to vest and remain exercisable in accordance with the terms of the applicable stock option plans and the grant documents thereunder.

4.                                      Separation from Service Date.  The Company does not currently anticipate extending the Extended Term beyond April 30, 2008, and so your service with the Company in all capacities will terminate on April 30, 2008 (the “Separation from Service Date”).  As a result, and provided your service with the Company has not terminated prior to such date for any other reason, your rights to compensation after the Separation from Service Date will be governed by Section 6.A of the Agreement.  For the avoidance of doubt, you will continue to receive the benefits enumerated in Sections 3.C.(3), 3.C.(4) and 3.C.(6) of the Agreement (to the extent permitted by the Company’s insurance carriers) for one year commencing with the Separation from Service Date.  Pursuant to Section 6.A.(1), the Company will pay to you (or to the appropriate insurance carrier on your behalf), as severance, your base salary and the premiums for those enumerated benefits set forth in Section 6.A.(1) (to the extent permitted by the Company’s insurance carriers) for one year following the Separation from Service Date.  Since the continuation of medical benefits following your separation from service will occur during part of the period in which the availability of such coverage is mandated by federal COBRA, you will be provided with a COBRA election form, and provided you make a timely election for such coverage, the Company will pay your COBRA premiums during the one year continuation period in satisfaction of its obligations to provide continued medical insurance for one year following the Separation from Service Date.  However, as also provided in the Agreement, your rights to receive the base salary payments and the enumerated benefits following the Separation from Service Date will be offset to the extent you receive earned income and/or benefits from other employment during the one year severance period.  Section 6.A.(1) of the Agreement also provides for your continued ability to exercise options to acquire Company common stock that are vested as of the Separation from Service Date.  Notwithstanding any provisions of the stock option plan or stock option agreement pursuant to which any options were granted, your opportunity to exercise such options will continue until the earlier of eighteen months following the Separation from Service Date or the end of the respective original terms of the options.  Following the Separation from Service Date, the Company shall have no other obligations to you in respect of compensation and benefits.

5.                                      Section 409A Provision.  In all cases, if you are a “specified employee” of the Company for purposes of Section 409A of the Internal Revenue Code at the time of your separation from service (as determined for purposes of Section 409A) with the Company and if an exception under Section 409A does not apply, any salary continuation payments and any payments by the Company on your behalf for the life insurance benefits (other than the COBRA benefits) that are otherwise scheduled to commence immediately after your separation from service will be delayed in their entirety by six months from the date of your separation from service.  On the first regularly scheduled payroll pay date following the six month anniversary of the date of your separation from service, the Company will pay you a lump sum payment equal to the salary continuation payments that you would otherwise have received and the life insurance premium payments that would have otherwise been paid on your behalf through such pay date, and the balance of the salary and life insurance benefit payments to which you are entitled under Section 6.A.(1) will be paid thereafter on the original schedule, such that all payments will be made by the first anniversary of the date of your separation from service.  The Company believes such delay in payment will avoid the application of adverse taxation to you under Section 409A.  However, the Company does not guarantee such tax treatment and you are strongly encouraged to consult your own tax, financial and legal advisors regarding the effects of this letter agreement on your personal tax situation.

* * * * * * *

If you have any questions regarding the foregoing or the operation of the Agreement, please let me know.  This letter agreement modifies the Agreement only as expressly set forth herein.

Sincerely,

MEDAREX, INC.

By:	/s/ Howard Pien
Howard Pien
President and Chief Executive Officer

Acknowledged and Agreed this 15th day of October:

/s/ W. Bradford Middlekauff
W. Bradford Middlekauff